Exhibit 10.29

FOUNDATION TECHNOLOGY WORLDWIDE LLC

2017 MANAGEMENT INCENTIVE PLAN

RSU AGREEMENT

(General Form)

THIS RSU AGREEMENT (this “Award Agreement”), dated [                    ] (the “Grant Date”), is made pursuant to the Foundation Technology Worldwide LLC 2017 Management Incentive Plan, as amended from time to time (the “Plan”), and is entered into by and between Foundation Technology Worldwide LLC, a Delaware limited liability company (the “Company”) and [                    ] (“Participant”). Capitalized terms used in this Award Agreement but not otherwise defined herein shall have their respective meanings set forth in the Plan.

THE PARTIES HERETO AGREE AS FOLLOWS:

1.    Award. Pursuant to the Plan, and on the terms and subject to the conditions set forth in this Award Agreement, the Company hereby grants to Participant an Award of RSUs (the “Award”), giving Participant a conditional right to receive, without payment but subject to the conditions and limitations set forth in this Agreement, [                    ] Class A Units of the Company (or an amount in cash based on the value of such Class A Units, as set forth in Section 5).

2.    Definitions. For purposes of this Award Agreement, the following terms shall have the following meanings:

(a)    “Cause” means (i) gross negligence or willful misconduct in connection with the performance of duties with respect to (A) Participant’s Employment or (B) Participant’s duties under any employment or similar agreement (including an offer letter) with the Company or any of its Affiliates; (ii) Participant’s commission of (or pleading guilty or pleading no contest or nolo contendere to) a felony or other crime involving moral turpitude; (iii) the performance by Participant of any act or acts of fraud, disloyalty or dishonesty in connection with or relating to the business of the Company or any of its Affiliates or the misappropriation (or attempted misappropriation) of any of the funds or property of the Company or any of its Affiliates; (iv) material breach of any restrictive covenant relating to noncompetition or material breach of any other restrictive covenant applicable to Participant in favor of the Company or any of its Affiliates (“Restrictive Covenants”); or (v) a material violation of the written policies or procedures of the Company or of any of its Affiliates or Participant’s causing substantial harm to the business reputation of any of them. Notwithstanding the foregoing, if Participant is party to an individual employment, severance-benefit, change-in control or similar agreement (including an offer letter) with the Company or any of its Affiliates (other than Intel Corporation) that contains a definition of “Cause” (or a correlative term), such definition will apply in lieu of the definition set forth above during the term of such agreement.

(b)    [                     ]

(c)    “Good Reason” means (A) if Participant is party to an employment, severance-benefit, change-in-control or similar agreement (including an offer letter) with the Company or any Affiliate of the Company (other than Intel Corporation) that contains a definition of “Good Reason,” the definition set forth in such agreement for so long as such agreement is in effect; otherwise it shall mean, in each case, without Participant’s consent (B) (i) a material breach of Participant’s employment agreement, if any, by the Company or any Affiliate of the Company (other than Intel Corporation), (ii) a material diminution of Participant’s duties, responsibilities or status (except to the extent such diminution results solely from a Change in Control in which the Company becomes a subsidiary of another entity (or substantially all of the assets of the Company are otherwise combined with the assets of the acquirer)); provided that a change in Participant’s title or a change in the individual to whom or entity to which he or she reports shall not, in and of itself, constitute “Good Reason”, (iii) material reduction by the Company or any Affiliate of the Company in Participant’s base salary, unless related to a broad reduction applying to all similarly-situated employees, or (iv) the relocation of Participant’s principal place of business by more than fifty (50) miles. In all cases, an event or condition shall not constitute “Good Reason” unless (x) within thirty (30) days of the occurrence of the event or condition Participant believes constitutes Good Reason Participant provides the Company with a written notice (a “Good Reason Notice”) that specifically explains the basis for Participant’s belief that facts constituting Good Reason exist, (y) in the case of any of the above events which is capable of being cured within thirty (30) days of the Company’s receipt of the Good Reason Notice, the Company fails to cure (or cause to be cured) the applicable event or condition within thirty (30) days after the Company’s receipt of the Good Reason Notice, and (z) Participant actually terminates his or her Employment within sixty (60) days after the Company’s receipt of the Good Reason Notice.

3.    Cessation of Employment.

(a)    Termination for Cause. In the event that Participant’s Employment is terminated for Cause (or Participant voluntarily terminates his or her Employment at a time when the Company or any of its Affiliates could terminate Participant for Cause) or upon the material violation of an applicable Restrictive Covenant, each portion of the Award (whether vested or unvested) and any and all Class A Units previously delivered thereunder shall be immediately forfeited for no consideration and Participant shall be required to repay to the Company, in cash and upon demand, the proceeds resulting from any sale or other disposition (including to the Company or any of its Affiliates) of Class A Units issued or issuable upon the vesting of the Award.

(b)    Cessation of Employment other than for Cause. Except as set forth in Section 3(b) or Section 3(c), any unvested portion of the Award shall be automatically forfeited upon the termination of Participant’s Employment for any reason other than for Cause. Notwithstanding anything to the contrary, upon and following the termination of Participant’s Employment for any reason other than for Cause or upon violation of a Restrictive Covenant, as described in Section 4(a) of this Award Agreement, any and all Class A Units received in respect of the Award will be subject to the repurchase provisions applicable to Management Incentive Units under Section 13.1(a) of the LLC Agreement.

4.    Delivery of Class A Units or Cash. The Company shall, as soon as practicable following the vesting of any portion of the Award (but in no event later than thirty (30) days following the date on which the relevant portion of the Award vests), effect delivery of the Class A Units subject to such vested portion of the Award to Participant; provided, that if Participant becomes vested in any portion of the Award as a result of Participant’s termination of Employment without Cause or resignation for Good Reason in accordance with Section 3(c), then in lieu of delivery of the Class A Units subject to such portion of the Award, the Company may pay to Participant an amount in cash equal to the Fair Market Value of the Class A Units underlying such portion on the date Participant’s Employment terminates.

5.    Representations, Warranties, Covenants, and Acknowledgments of Participant. Participant hereby represents, warrants, covenants, acknowledges and agrees that:

(a)    Investment. Participant is acquiring the Award for Participant’s own account, and not for the account of any other Person. Participant is acquiring the Award for investment and not with a view to distribution or resale thereof except in compliance with applicable laws regulating securities.

(b)    Relation to the Company. Participant is presently an Employee of the Company or one of its Subsidiaries, and in such capacity has become personally familiar with the business of the Company and/or its Subsidiaries.

(c)    Access to Information. Participant has had the opportunity to ask questions of, and to receive answers from, the Company with respect to the terms and conditions of the transactions contemplated hereby and with respect to the business, affairs, financial conditions, and results of operations of the Company and its Affiliates.

(d)    Registration. Participant understands that the neither the Award nor the Class A Units underlying the Award have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any applicable securities law, and that, subject to the further restrictions in the LLC Agreement, neither the Award nor the underlying Class A Units can be transferred by Participant unless such transfer is registered under the Securities Act or an exemption from such registration is available. The Company has made no agreements, covenants or undertakings whatsoever to register the transfer of the Award or the Class A Units under the Securities Act or any applicable securities law. The Company has made no representations, warranties, or covenants whatsoever as to whether any exemption from the Securities Act or any applicable securities law, including, without limitation, any exemption for limited sales in routine brokers’ transactions pursuant to Rule 144 of the Securities Act, will be available. If an exemption under Rule 144 is available at all, it will not be available until at least one year from issuance of the Award and then not unless (a) a public trading market then exists in Class A Units (or a successor security thereto); (b) adequate information as to the Company’s financial and other affairs and operations is then available to the public; and (c) all other terms and conditions of Rule 144 have been satisfied.

(e)    Public Trading. None of the Company’s equity securities are presently publicly-traded, and the Company has made no representations, covenants or agreements as to whether there will be a public market for any of its securities.

(f)    Tax Advice. The Company has made no warranties or representations to Participant with respect to the income tax consequences of the transactions contemplated by this Award Agreement, and Participant is in no manner relying on the Company or its representatives for an assessment of such tax consequences.

(g)    One-Time Award. The Award represents a one-time, discretionary award and shall not in any way be considered as part of Participant’s employment compensation, wages, entitlements, or any other similar compensation or benefits plan or scheme. Eligibility for awards under the Plan are determined by the Administrator in its sole discretion and eligibility for, or receipt of, an award in a certain fiscal year does not imply or guarantee entitlement to an award in any future fiscal years.

6.    Binding Effect. Subject to the limitations set forth in this Award Agreement, the Plan and the LLC Agreement (including, without limitation, limitations on transfer), this Award Agreement shall be binding upon, and inure to the benefit of, the executors, administrators, heirs, legal representatives, successors and assigns of the parties hereto.

7.    Taxes.

(a)    Withholding. The Administrator will make such provision for the withholding of taxes as it deems necessary under applicable law; provided that Participant will make arrangements satisfactory to the Company (or an applicable Affiliate of the Company, if such Affiliate is involved in the administration of the Plan) for the payment and satisfaction of any income tax, social security tax, payroll tax, social taxes, applicable national or local taxes, or payment on account of other tax related to withholding obligations that arise by reason of granting, settling or vesting of RSUs or sale of Class A Units delivered in settlement of vested RSUs (whichever is applicable). If Participant does not make arrangements satisfactory to the Company (or an applicable Affiliate of the Company, if such Affiliate is involved in the administration of the Plan) for the payment and satisfaction of such taxes, the Administrator may, in its discretion, satisfy such taxes by withholding a number of Class A Units that would otherwise be issued under the Award that the Administrator determines has a Fair Market Value sufficient to satisfy such tax withholding obligations. Except to the extent the Administrator permits Participant to pay by other means, Participant shall remit cash in an amount sufficient to satisfy such taxes. The Company will not be required to issue or lift any restrictions on Class A Units delivered pursuant to Participant’s RSUs or to recognize any purported transfer of Class A Units until Participant’s obligations hereunder are satisfied.

(b)    Section 409A.

(i)    The Award is intended to be exempt from the rules of Section 409A and shall be construed accordingly. The Award may be modified at any time, in the

Administrator’s discretion, so as to increase the likelihood of compliance with the rules of Section 409A as determined by the Administrator in its sole discretion. Each payment under this Award shall be treated as a “separate payment” under Section 409A.

(ii)    All references in this Award Agreement to a termination of Employment or similar or correlative references shall be construed to require a “separation from service” (as defined in Treasury regulation 1.409A-1(h)) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Treasury regulation Section 1.409A-1(h)(3).

(iii)    If Participant is deemed on the date of Participant’s termination of Employment to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then, with respect to any payment that is considered nonqualified deferred compensation under Section 409A, to the extent applicable, payable on account of a “separation from service,” such payment will be made or provided the on the date that is the earlier of (i) the expiration of the six-month period measured from the date of such “separation from service” and (b) the date of Participant’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 8(b)(iii) will be paid on the first business day following the expiration of the Delay Period in a lump sum.

8.    Data Privacy. The Company and Participant’s employer hereby notify Participant of the following in relation to Participant’s personal data and the collection, processing and transfer of such data in relation to the Award and Participant’s participation in the Plan:

(a)    the collection, processing and transfer of Participant’s personal data is necessary for the Company’s administration of the Plan and Participant’s participation in the Plan, and Participant’s denial and/or objection to the collection, processing and transfer of personal data may affect Participant’s ability to participate in the Plan. As such, Participant voluntarily acknowledges, consents and agrees (where required under applicable law) to the collection, use, processing and transfer of personal data as described herein.

(b)    The Company and Participant’s employer hold certain personal information about Participant, including (but not limited to) Participant’s name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any equity interests or directorships held in the Company, details of all equity awards or any other entitlement to equity awarded, canceled, purchased, vested, exercised, unvested or outstanding in Participant’s favor for the purpose of managing and administering the Plan (collectively, the “Data”). The Data may be provided by Participant or collected, where lawful, from third parties, and the Company and Participant’s employer will process the Data for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan. Processing of the Data will take place through electronic and non-electronic means according to logics and procedures strictly correlated to the purposes for which the Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations in Participant’s country of residence. Data processing operations will be performed in a manner that minimizes the use of personal and identification data when such operations are unnecessary for the processing purposes sought. The Data will be accessible within the Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the Plan and for Participant’s participation in the Plan.

(c)    The Company and Participant’s employer will transfer Data as necessary for the purpose of implementation, administration and management of Participant’s participation in the Plan, and the Company and/or Participant’s employer may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the European Economic Area, the United States or elsewhere throughout the world. Participant hereby authorizes (where required under applicable law) the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing Participant’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of equity interests on Participant’s behalf to a broker or other third party with whom Participant may elect to deposit any equity interest acquired pursuant to the Plan, subject to the limitations set forth in the Plan, the LLC Agreement and this Award Agreement. Participant may, at any time, exercise Participant’s rights provided under applicable personal data protection laws (if any), which may include the right to (i) obtain confirmation as to the existence of the Data, (ii) verify the content, origin and accuracy of the Data, (iii) request the integration, update, amendment, deletion, or blockage (for breach of applicable laws) of the Data, and (iv) oppose, for legal reasons, the collection, processing or transfer of the Data that is not necessary or required for the implementation, administration and/or operation of the Plan and Participant’s participation in the Plan. Participant may seek to exercise these rights by contacting Participant’s local human resources manager.

9.    Survival of Representations and Warranties and Restrictive Covenants. The representations, warranties and covenants contained in Section 6 hereof shall survive until Participant and his or her Permitted Transferees no longer hold the Award or any of the Class A Units issued hereunder.

10.    Unit Certificate Restrictive Legends. The certificates evidencing any Class A Units that are certificated may bear such restrictive legends as the Company and/or the Company’ counsel may deem necessary or advisable under applicable law or pursuant to this Award Agreement to evidence the restrictions applicable to such Class A Units.

11.    Notices. All notices required or permitted hereunder shall be in writing deemed effectively given when delivered in person or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the other party hereto at the address shown beneath his or her or its respective signature to this Award Agreement, or at such other address or addresses as either party shall designate to the other in writing.

12.    Successors and Assigns. The rights, duties, and obligations under this Award Agreement and the Plan may not be assigned by Participant or the Company, except that this Award

Agreement shall be assignable by the Company to any successor entity, including an entity acquiring all, or substantially all, of the assets of the Company. The provisions of this Award Agreement shall be binding on any such assignee.

13.    Entire Agreement; Amendments. This Award Agreement, the Plan, and the LLC Agreement, constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior or contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties, including, without limitation, any offer letter or other document or communication to the extent related to any long-term incentive awards of the Company or its Affiliates or the terms thereof. There are no agreements, understandings, specific restrictions, warranties, or representations relating to said subject matter between the parties other than those set forth herein or herein provided for. Without limiting the generality of the foregoing, Participant expressly acknowledges and agrees that (a) to the extent of the Fair Market Value (determined as of the Grant Date) of the Class A Units underlying the Award, he or she has elected to receive the Award in lieu of a Cash Award of equal value, (b) none of the Company, the Intel Investors, the TPG Investors or any Affiliate of any of them will have any liability with respect to such election other than the Company’s obligations as expressly set forth herein, and (c) the TPG Investors, the Intel Investors and their Affiliates are intended third party beneficiaries of this sentence. This Award Agreement may be amended only in accordance with Section 10 of the Plan.

14.    Waivers. The failure of a party to insist upon strict performance of any provision of this Award Agreement in any one or more instances shall not be construed as a waiver or relinquishment of the right to insist upon strict compliance with such provision in the future. In the event of any ambiguity in this Award Agreement or any matters as to which this Award Agreement is silent, the Plan will govern.

15.    Invalidity. In the event that any one or more of the provisions of this Award Agreement or any word, phrase, clause, sentence, or other portion thereof shall be deemed to be illegal or unenforceable for any reason, such provision or portion thereof shall be modified or deleted in such a manner so as to make this Award Agreement, as modified, legal and enforceable to the fullest extent permitted under applicable laws.

16.    Number; Titles. As used in this Award Agreement, the singular form shall include, if appropriate, the plural. The headings used in this Award Agreement are solely for the convenience and reference of the parties and are not intended to be descriptive of the entire contents of any paragraph and shall not limit or otherwise affect any of the terms, provisions, or construction thereof.

17.    Governing Law. The validity, construction and effect of this Award Agreement, and of any determinations or decisions made by the Administrator relating to this Award Agreement, and the rights of any and all Persons having, or claiming to have, any interest under this Award Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware without regard to otherwise governing principles of conflicts of law. Any suit with respect to this Award Agreement will be brought in the federal or state courts in the districts which include the State of Delaware, and Participant agrees and submits to the personal jurisdiction and venue thereof.

18.    Counterparts. This Award Agreement may be executed in any number of counterparts, any of which may be executed and transmitted by facsimile or electronic means (including “pdf”), and each of which shall be deemed to be an original, but all of which together shall be deemed to be one and the same instrument.

19.    Accession to LLC Agreement. By execution of this Award Agreement, Participant hereby agrees, in respect of any Class A Units delivered to him or her under this Award Agreement, to be bound by the terms of the LLC Agreement as a Member, and such terms are hereby incorporated by reference as if set out herein in full, except as provided herein. Participant further agrees that, notwithstanding anything to the contrary in the LLC Agreement, any Class A Units delivered under this Award shall entitle Participant to the rights of, and be subject to the terms, conditions, and obligations applicable to, Management Incentive Units for purposes of Sections 11-14 of the LLC Agreement and shall be deemed to be Management Incentive Units (and not Class A Units) for all purposes of such Sections; provided that for purposes of Section 13.1(a) of the LLC Agreement the Company’s call rights following Participant’s termination of Employment (or, if applicable, following Participant’s commencement of employment or other services to a Competitor (as defined in the LLC Agreement)) shall arise at the later of (x) such termination (or, if applicable, the date on which the Company obtained actual knowledge of the commencement of such employment or other service relationship) or (y) the date that is six (6) months plus one (1) day following the date on which any Class A Units were delivered hereunder. Participant acknowledges and agrees that he or she will not be treated as an Affiliate of the TPG Investor for purposes of Section 12.2 of the LLC Agreement. For the avoidance of doubt, this Section 20 shall survive the termination of this Award Agreement.

20.    Power of Attorney. Participant hereby irrevocably constitutes and appoints the Administrator (or its designee) with full power of substitution, acting jointly or severally, as his or her attorney-in-fact and agent to sign, execute and deliver, in Participant’s name and on his or her behalf, all or any such agreement, deeds, instruments, documents and/or any counterpart thereof or certificates or to take any such action as it deems necessary from time to time or as is required under any applicable law to admit Participant as a Member of the Company or to conduct the business of the Company, including (without limitation) the power and authority to sign, execute and deliver (or attach signature pages to) (i) the LLC Agreement, (ii) any amendment to the LLC Agreement adopted in accordance with its terms, (iii) any agreements, deeds, instruments or documents reasonably necessary to satisfy Participant’s obligations under Section 13 of the LLC Agreement (iv) any proxy related to the 280G Vote (as defined in the LLC Agreement) authorized by Section 20.3 of the LLC Agreement, under which the Chief Executive Officer of the Company or a substitute appointed by the TPG Investors may approve or disapprove certain compensatory payments subject to Section 280G of the Code or (v) such documents as the Administrator deems necessary in good faith to effectuate the customary lock-up following a Public Offering as set forth in Section 11.1(e) of the LLC Agreement. This power of attorney is given to secure the obligations of Participant hereunder and deemed coupled with an interest of the Administrator and is irrevocable.

21.    Further Representations and Acknowledgements of Participant.

(a)    Participant hereby represents that he or she has read the Plan and is familiar with the Plan’s terms. Participant hereby acknowledges that he or she has carefully read this Award Agreement and agrees, on behalf of himself or herself and on behalf of his/her beneficiaries, estate and permitted assigns, to be bound by all of the provisions set forth herein and that the Award and Class A Units are subject to all of the terms and provisions of this Award Agreement and of the Plan, as the Plan may be amended in accordance with its respective terms. In the event of any conflict between the terms of this Award Agreement and the Plan, the Plan shall control.

(b)    Participant acknowledges that nothing in this Award Agreement (including exhibits hereto) alters the nature of employment with Company or any Affiliate of the Company. Participant acknowledges having been afforded a reasonable opportunity to consult with financial or legal advisors regarding the consequences of Participant’s acceptance of the grant on the terms and conditions set forth in this Award Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Award Agreement on the day and year first above written.

Foundation Technology Worldwide LLC a Delaware limited liability company

By:

Name: [ ]
Title: [ ]

Address:

Foundation Technology Worldwide LLC
[ ]
Attention: General Counsel

With copies (not constituting notice) to:

[ ]

and

Ropes & Gray LLP The Prudential Tower 800 Boylston Street Boston, MA 02199 Attention: Alfred Rose and Michael Roh Email: alfred.rose@ropesgray.com and michael.roh@ropesgray.com

[RSU Agreement of Foundation Technology Worldwide LLC Company Signature Page]

Participant:

(Sign Name)

Name: [ ]

Address: The most recent address reflected in the Company’s records

[RSU Agreement of Foundation Technology Worldwide LLC Vesting Schedule]